Exhibit 16.1

August 15, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NLS Pharmaceutics Ltd. pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission on Form 6-K of NLS Pharmaceutics Ltd. dated August 15, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

Attachment

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, 8050 Zürich

T: +41 58 792 44 00, F: +41 58 792 44 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of a global network of companies that are legally independent of one another.